EXHIBIT 99.1

DMOI, NewMarket Technology, Inc. Agreement Expires
Las Vegas, NV, June 8, 2007 - Diamond I, Inc. (OTCBB:DMOI), a developer of wireless gaming products, including the GS2(TM) wireless hand-held gaming unit and the WifiCasino(TM) wireless gaming system, today announced that no closing had occurred under its previously announced securities purchase agreement with NewMarket Technology, Inc. and that the agreement had expired by its terms.

About Diamond I, Inc. (www.wificasino.net)
"Voice-Print" and "Finger-Print" Technologies. Diamond I owns the rights to patent-pending voice-recognition and fingerprint biometric security technologies. These security technologies will be incorporated into Diamond I's WifiCasino GS wireless, hand-held gaming system, as well as the hand-held gaming unit to be employed by the Global Gaming Platform venture.

Diamond I, Inc. is a development-stage company that develops wireless gaming products, including a hand-held Wi-Fi-based gaming system for on-premises use by casinos/resorts, known as "WifiCasino"(TM), which includes the GS2(TM), the user-friendly wireless hand-held unit. The term "Wi-Fi" (wireless fidelity) refers to an industry standard for wireless equipment that meets published 802.11(x) standards. Wi-Fi equipment operates in unlicensed spectra, such as 2.4 and 5.8 Ghz.

With the passage of Nevada Law AB471, which authorizes the use of mobile communication devices for gaming in public areas in Nevada casinos, Diamond I seeks to secure a Las Vegas hotel/casino to serve as the demonstration site for its WifiCasino, in conjunction with its application for a gaming license in Nevada. To that end, in a letter of intent, The Palms Resort and Casino has agreed to continue to develop a working relationship relating to Diamond I's WifiCasino and, assuming Diamond I continues to meet certain standards, The Palms stated that it intends to pursue an opportunity with Diamond I. Diamond I continues to seek venues in which to establish its WifiCasino system, including other U.S. casinos and horse and dog racing facilities. Diamond I has had preliminary discussions with certain owners of cruise ships, certain owners of horse racing facilities in the United States and dog and horse racing facilities outside the United States.

Forward-Looking Statements
Certain statements contained herein may constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements. Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve numerous risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of Diamond I's products and services and markets for such products and services, the timing and level of customer orders, competitive products and service, changes in economic conditions and other risks and uncertainties. Although Diamond I believes the statements are reasonable, it can give no assurance that such expectations will prove correct. Diamond I cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.

Contact: Diamond I, Inc., Baton Rouge, David Loflin, 225-341-4004